NEWS RELEASE

Contacts:        Ted Detrick, Investor Relations – 215.761.1414, Edwin.Detrick@Cigna.com
                         Jon Sandberg, Media Relations – 860.226.7253, Jon.Sandberg@Cigna.com

Cigna Names Thomas A. McCarthy as Chief Financial Officer
Succeeds Ralph Nicoletti, Who has Elected to Leave the Company Effective July 12, 2013

BLOOMFIELD, CT,  May 13, 2013 – Cigna Corporation (NYSE:CI) today announced that Thomas A. McCarthy, currently Vice President of Finance, will succeed Ralph J. Nicoletti, who has elected to leave the company for personal reasons, as Executive Vice President and Chief Financial Officer.

On July 12, 2013, McCarthy will assume the role of Chief Financial Officer and have executive leadership responsibility for all of Cigna’s financial operations and functions, as well as for Cigna’s investment management and strategic planning units. McCarthy and Nicoletti will work together to ensure a seamless transition.

“Tom is a Cigna veteran and seasoned leader with strong strategic vision and skills who will help drive the continued execution of our strategy to deliver value to our customers and clients around the globe,” said David M. Cordani, President and Chief Executive Officer. “His experience and leadership will position us well for continued growth.”

“Ralph joined Cigna as we were embarking on a chapter of inorganic growth unprecedented in our history,” continued Cordani. “During his time with the company, we managed such important transactions as the acquisition of HealthSpring and the agreement with Berkshire Hathaway to reinsure our run-off businesses. Ralph is leaving at a time of continued growth for Cigna – a testament to his contributions to our success. We appreciate his commitment to staying on for an interim period to ensure a smooth transition, and wish him all the best in the future.”

McCarthy will draw from many years of experience and success at Cigna. He has held a variety of roles, most recently responsible for Cigna's strategy, corporate development, treasury, tax and run-off reinsurance operations. Additionally, he served as interim Chief Financial Officer from September 2010 to May 2011.

McCarthy began his career at Cigna in 1980 and served in various financial and underwriting positions of increasing responsibility. He left Cigna in 1999, and rejoined in 2003 to oversee the strategy and corporate development function. A graduate of The Wharton School of the University of Pennsylvania, McCarthy holds an MBA from Carnegie Mellon University.

“With this strong succession plan in place, we’ll continue our momentum moving the company forward and creating value for our customers around the world,” said Cordani.

McCarthy

About Cigna
Cigna Corporation (NYSE:CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Connecticut General Life Insurance Company, Cigna Health and Life Insurance Company, Life Insurance Company of North America and Cigna Life Insurance Company of New York. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in 30 countries and jurisdictions, and has approximately 80 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

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